Exhibit 10.1

Enzon Pharmaceuticals, Inc. 20 Kingsbridge Road Piscataway, NJ 08854 Phone: 732-980-4500 Fax: 732-980-4585 www.enzon.com

May 17, 2011

Ana I. Stancic
1 Squire Court
Mahwah, NJ 07430

Dear Ana:

We are pleased to extend this invitation to join Enzon Pharmaceuticals, Inc. This letter confirms our offer of employment to you. Reporting to Ralph del Campo, Chief Operating Officer & Principal Executive Officer, you will join Enzon in the position of Senior Vice President, Finance and Chief Financial Officer, starting on June 8, 2011.

Compensation
Your base salary will be $12,692.31 payable bi-weekly, which annualizes to $330,000 (over 26 pay periods). You are eligible for participation in Enzon’s annual cash incentive program with a target incentive of 50% of your base salary. This annual incentive may vary above (up to 150% of target) or below target based on the achievement of individual objectives. Your first year incentive will be prorated from June 8, 2011, and based on mutually agreed upon goals with your supervisor. Your performance will be reviewed on an annual basis in conjunction with Enzon’s annual performance management review process. Base salary increases and cash incentive payouts are at the discretion of management and will be based on individual and company performance. All compensation described in this letter will be subject to applicable withholdings.

Equity
To be effective on your first date of employment, you will be granted options to purchase Thirty Thousand (30,000) shares of common stock under the Enzon 2011 Stock Option and Incentive Plan, granted with exercise prices equal to the fair market value of the Company’s Common Stock on the date of the grant. These options have a ten (10) year grant life and shall vest and become exercisable at a rate of one-fourth (1/4) of these shares per year commencing on the first anniversary from your date of hire, conditioned upon your continued employment with the Company as of the date of vesting. A separate stock option grant agreement document will provide more detail on the terms and conditions of the above grant. These and any subsequent grants are as governed by Company policy and at the discretion of the Board of Directors.

To be effective on your first date of employment, you will be awarded Twenty-Five Thousand (25,000) restricted stock units under the Enzon 2011 Stock Option and Incentive Plan. These units shall vest and convert to shares of common stock on the third anniversary of your first date of employment, conditioned upon your continued employment with the Company as of the date of vesting; however 50% of these units are subject to accelerated vesting based upon the achievement of specified performance milestones as approved by the Board. A separate restricted stock unit award agreement document will provide more detail on the terms and conditions of the above award. These and any subsequent grants are as governed by Company policy and at the discretion of the Board of Directors.

Benefits
You will be granted up to twenty-two (22) days of compensated time off per year, which is earned each pay period, to be used for vacation, personal and sick days. In addition, Enzon observes paid holidays, in accordance

CONFIDENTIAL

with Company policies, which include eight (8) national holidays and five (5) site designated/floating days (typically taken the last week of the calendar year).

You and your dependents will be eligible for health insurance which provides medical, dental and prescription drug coverage. There is also available to you paid by the company: Life Insurance, Accidental Death and Dismemberment, Short and Long Term Disability Insurance. You are eligible for coverage in these benefits programs on the 1st day of employment.

You shall, in accordance with the rules and regulations governing eligibility for participation in the Enzon Pharmaceuticals, Inc. Savings and Investment Plan, be enrolled in this 401(k) program should you so choose.

In addition, we offer programs for vision insurance, supplemental life insurance, tuition reimbursement, flexible spending accounts, discounted employee stock purchase and other benefits. Additional information on each program will be provided under separate cover.

Also, as a member of Senior Management, you are eligible to participate in Enzon’s Executive Deferred Compensation Program, which provides you with the opportunity to defer income free of current income taxes. Please contact Richard Krenek, Associate Director, Compensation and Benefits directly for more information on this program.

Other Terms
The Immigration Reform and Control Act of 1986 require that your employability in the United States be verified through appropriate documentation. Please bring this documentation (i.e. valid passport, or social security card and valid driver’s license) with you when you report for work.

This offer of employment is conditional and contingent upon:

1.	Submitting to a pre-employment drug test and receiving a negative test result and otherwise complying with Enzon’s Drug Free Workplace Policy
2.	Successful background check completion
3.	Successful completion of I-9 form

We require that you sign the Employee Confidentiality Agreement; which is enclosed. You represent that you have no other relationships which present a conflict with your obligations under this offer or the Employee Confidentiality Agreement.

You certify that you are not debarred under the Generic Drug Enforcement Act of 1992 (Sections 306-308 of the Federal Food, Drug and Cosmetic Act) nor have you received notice of action or threat of debarment. You further certify that should you receive any notice of action or threat of debarment during the future course of your employment after the date of this letter, that you will immediately notify Enzon of this information.

Your employment will be governed by Enzon’s standard employment practices and policies including its employment at will policy, which means that either you or the company may terminate the employment relationship at any time, with or without cause. You also acknowledge that Enzon is a Tobacco Free company.

As a member of Senior Management you will be provided with a General Severance Agreement which provides compensation in relation to a Change-in-Control of the Company. The terms and conditions of such severance are defined in the enclosed Agreement, which is to be signed and returned.

To accept our invitation and as a condition of employment, we ask that you please sign and return this letter.

CONFIDENTIAL

Ana, we are very enthusiastic about you joining Enzon and look forward to a mutually rewarding working relationship. We believe we can offer you opportunities that challenge and reward you and we look forward to your acceptance of this letter agreement.

Sincerely,

/s/ Paul Davit

Paul Davit
EVP, Human Resources & Administration
Enzon Pharmaceuticals, Inc.

Accepted and agreed:

/s/ Ana I. Stancic

Ana I. Stancic

Date:	5/26/2010